EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in (a) the Registration Statement on Form S-8 of Golden Matrix Group, Inc. (File No. 333-234192); and (b) the Registration Statement on Form S-3 of Golden Matrix Group, Inc. (File No. 333-260044), of our report, dated January 13, 2022, relating to the financial statements of RKingsCompetitions Ltd which comprise the balance sheets as of October 31, 2021 and 2020, and the related statements of operations, shareholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements, which is included in this Current Report on Form 8-K/A of Golden Matrix Group, Inc.

/s/ M&K CPA’s, PLLC

Houston, Texas

January 14, 2022